Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259554

PROSPECTUS SUPPLEMENT NO. 1

To Prospectus dated May 12, 2022

AEYE, INC.

Up to 68,139,193 Shares of Common Stock

Up to 166,666 Warrants

Up to 7,833,332 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement (this “Supplement”) supplements the prospectus dated May 12, 2022 (as may be supplemented or amended from time to time, the “Prospectus”), which is part of a registration statement on Form S-1 (File No. 333-259554) relating to (i) the resale of 64,232,845 shares of Common Stock by certain of the selling securityholders named in the Prospectus (the “Selling Securityholders”), (ii) the issuance by us and resale of 3,885,268 shares of Common Stock upon the exercise of options to purchase Common Stock and 21,080 shares of Common Stock upon the settlement of outstanding RSUs, and (iii) the issuance by us of up to 7,833,332 shares of Common Stock upon the exercise of outstanding warrants to purchase Common Stock (the “Warrants”). The Prospectus also relates to the resale of up to 166,666 of our outstanding Warrants originally issued in a private placement in connection with the initial public offering of CF Finance Acquisition Corp. III by the holders thereof. We will not receive any proceeds from the sale by the Selling Securityholders of the securities offered by them described in the Prospectus, although we will receive the proceeds from any exercise of any Warrants for cash.

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in the Form 8-K filed with the Securities and Exchange Commission on May 11, 2022.

This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. This Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.

Our Common Stock and Warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “LIDR” and “LIDRW,” respectively. On May 11, 2022, the closing price of our Common Stock was $4.03 per share and the closing price of our Warrants was $0.72 per Warrant.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements.

Our business and investment in our Common Stock and Warrants involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement is May 12, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2022

AEYE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39699	37-1827430
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

One Park Place, Suite 200, Dublin, California	94568
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 400-4366

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LIDR	The Nasdaq Stock Market LLC
Warrants to receive one share of Common Stock	LIDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 10, 2022, AEye, Inc. (the “Company”) held its 2022 Annual Meeting of Stockholders (the “Meeting”). Present in person or by proxy at the Meeting were shares of common stock representing 134,918,718 votes, or approximately 86.5% of the 155,985,760 shares outstanding and entitled to vote as of the record date of March 14, 2022.

At the Meeting, the Company’s stockholders: (i) elected each of the three persons listed below under Proposal One to serve as a Class I director of the Company until the 2025 Annual Meeting of Stockholders; (ii) ratified the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 as described in Proposal Two; and (iii) approved the adoption of the AEye, Inc. 2022 Employee Stock Purchase Plan as described in Proposal Three.

The following tables set forth the results of the voting at the Meeting.

Proposal One – to elect three (3) Class I directors, Timothy J. Dunn, Wen H. Hsieh, and Sue Zeifman, each to hold office until the Company’s 2025 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal:

	For	Withheld	Broker Non-votes
Timothy J. Dunn	121,100,827	2,740,228	11,077,663
Wen H. Hsieh	120,216,219	3,624,836	11,077,663
Sue Zeifman	120,959,913	2,881,142	11,077,663

Each nominee received the required affirmative vote of holders of a plurality of the votes cast and, therefore, each of the nominees was elected as a Class I director to hold office until the Company’s 2025 Annual Meeting of Stockholders, and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal.

Proposal Two – to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022:

For	Against	Abstain	Broker Non-votes
133,780,692	44,429	1,093,777	0

Proposal Two required the affirmative vote of the holders of a majority of the voting power of the shares of stock present at the Meeting or represented by proxy and entitled to vote thereon and was approved by stockholders as set forth in the table above.

Proposal Three – to approve the adoption of the AEye, Inc. 2022 Employee Stock Purchase Plan:

For	Against	Abstain	Broker Non-Votes
118,617,869	4,285,761	937,425	11,077,663

1

Proposal Three required the affirmative vote of the holders of a majority of the voting power of the shares of stock present at the Meeting or represented by proxy and entitled to vote thereon and was approved by stockholders as set forth in the table above.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEye, Inc.

Dated: May 11, 2022
	By:	/s/ Andrew S. Hughes
Andrew S. Hughes
Senior Vice President, General Counsel & Corporate Secretary